EXHIBIT  1.

February  9,  2004

Mr.  Brian  Bonar
Chairman  of  the  Board
Imaging  Technologies  Corporation
17075  Via  Del  Campo
San  Diego,  CA  92127

Re:     Greenland  Corporation

Dear  Mr.  Bonar  and  Board  Members:

     We, Greenland Corporation, a fully reporting public company, and its subsidiary, ExpertHR, Inc., (collectively, "GRLC"), are pleased to present this letter regarding the acquisition of certain assets, and rescinding certain transactions between GRLC and Imaging Technologies Corporation (collectively, with its subsidiaries and controlled affiliates, if any, "ITE ")Our proposal is as follows:

Consideration
-------------

     In January 2003 GRLC and ITEC completed a stock purchase transaction (the "Transaction"). In connection with the Transaction GRLC and ITEC agree that:
GRLC  SHALL:

1. Cancel or return a certain Convertible Promissory Note issued by ITEC to GRLC in the amount of $2,225,000; and

2. Cancel an existing inter-company transfer debt of ITEC to GRLC (estimated at approximately One Million Two Hundred Thousand Dollars, the actual amount of which will be determined by a final accounting of GRLC and/or ITEC auditors).

     ITEC  SHALL

1. Return all shares of GRLC common stock received in connection with the Transaction (including shares received in connection of exercise of warrants) except for 19,183,390 shares (the "Shares"); and

2. Six million (6,000,000) of the shares returned by ITEC to GRLC may, at the option of GRLC, be held in a separate escrow account under the name of ITEC, but ITEC will convey through proxy or other document, all of its rights to GRLC and cooperate with GRLC in the sale of said shares and all proceeds from said sale will be paid to GRLC; and

3. Assign and/or grant all right, title, and interest in ITEC's rights to acquire any and all interest in and to ePEO Link, Inc. assets and/or client base; and ITEC waives any and all rights it may have in said assets or client base and any claims associated thereto; and

4.     Cause  all  members of the GRLC Board of Directors who also serve on ITEC
Board to resign from the GRLC Board, namely Eric Gaer, Richard Green; Robert Dietrich, and Brian Bonar.

Timing
------

     This agreement shall be effective as of the date of signature but shall be deemed consummated at such time as GRLC and ePEO Link, Inc, sign a definitive Purchase Agreement, which is estimated to be on or about February 15, 2004. ITEC board members who also serve on the GRLC Board (Eric Gaer; Richard Green; Robert Dietrich, and Brian Bonar) hereby agree to abstain from voting on the acquisition of ePEO Link by GRLC, and to cooperate fully in GRLC's acquisition of ePEO Link and related matters.

                       CONFIDENTIALITY AND NON-DISCLOSURE
                       ----------------------------------

     Except to the extent required by law, without the prior written consent of GRLC and ITEC, neither party will make, and each will direct its Representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or to disclose or permit the disclosure of the existence of, discussions regarding any possible transaction among GRLC, its shareholders, and ITEC, its shareholder, or any of the terms, conditions, or other aspects of the transaction contemplated in this letter. If any of the undersigned is required by law to make any such disclosure, it must first provide to GRLC and ITEC the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

                                  OTHER MATTERS
                                  -------------

     This agreement shall be governed by the laws of the State of California without reference to conflicts of laws. This letter may be executed in counterparts, each of which will be deemed an original and together will constitute one instrument.

     We believe that time is of the essence with respect to the proposed transaction. Accordingly, we request that the undersigned respond to this letter no later than noon, Pacific Standard Time, on February 10, 2004, at which time the terms of this letter will expire unless previously accepted in writing by the undersigned parties.

     We  look  forward  to  working  with  you,  Management  and  the  Company.

Very  truly  yours,

GREENLAND  CORPORATION

By:  /s/  Thomas  Beener,  CEO

AGREED AND ACKNOWLEDGED AS TO THE COVENANTS AND REPRESENTATIONS CONTAINED UNDER THE HEADINGS EXCLUSIVE DEALING AND RELATED COVENANTS AND NON-DISCLOSURE AND CONFIDENTIALITY

IMAGING  TECHNOLOGIES  CORPORATION

By:  /s/  Brian  Bonar,  Chairman  of  Board